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                      DIODES INCORPORATED AND SUBSIDIARIES

                                  EXHIBIT - 11

                        COMPUTATION OF EARNINGS PER SHARE


                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1998            1997
                                                              ----------      ----------
BASIC
    Weighted average number of common shares outstanding       4,998,422       4,958,679


    Net income                                                $1,186,000      $1,184,000
                                                              ==========      ==========

Basic earnings per share                                      $     0.24      $     0.24
                                                              ==========      ==========


DILUTED
    Weighted average number of common shares outstanding       4,998,422       4,958,679

    Assumed exercise of stock options                            454,064         382,790
                                                              ----------      ----------
                                                               5,452,486       5,341,469

    Net income                                                $1,186,000      $1,184,000
                                                              ==========      ==========

Diluted earnings per share                                    $     0.22      $     0.22
                                                              ==========      ==========



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